                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material under (S)240.14a-12


                            Wells Fargo Funds Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

     -------------------------------------------------------------------------

Last update: 02/22/2002

Cooke & Bieler Script
June 30, 2005 at 1:05 p.m. PST

Introduction

Welcome to our Wells Fargo and Cooke & Bieler conference call! We appreciate you taking time out today, this last day of the second quarter and a news-filled day at that, to join our call to learn more about the upcoming Cooke & Bieler reorganization.

My name is Joe Sinha and I am with the Wells Fargo National Accounts group. I along with several of our institutional associates, have contacted many of you over the past few weeks to invite you to this call with several goals in mind:

First, because many of you are prospective shareholders or stakeholders of the Wells Fargo Funds, I'd like to talk with you about our philosophy of managing money.

Second, we'd like to bring you up to speed on exactly what is being proposed with the reorganization.

Third and most importantly, we'd like to provide an update from Jim Norris, one of the C&B portfolio managers, to better understand their perspective on the reorganization, as well as get an update on the three portfolios - Large Value, Tax Managed Large Value, and the Mid-Cap Value.

Finally, I'd like to talk with you about our experiences in integrating funds companies, and provide some additional resources for information.

Before we dive in, however, I did want to mention that we will not be taking questions on this call, due to the fact that we are in the proxy solicitation period. That said, we will be hosting another call--post merger--in which we will take questions.

Wells Fargo Funds Group

For those of you who may not be familiar with us, Wells Fargo Funds is the 28th largest fund manager, and 4th among the bank channel, with over $75 billion in total assets. We are headquartered in San Francisco, and are part of Wells Fargo & Co, a diversified financial services company that recently passed its $100 billion market cap number and received its AAA rating.

We run our fund company somewhat differently than most. Unlike other fund companies who may be run by a portfolio manager or managers, our fund company is run by experienced fund industry executives, who are free to select what they believe is the best manager for the particular style. In many instances, we have packaged institutional money managers and make their investment expertise available to retail shareholders. These firms include such quality firms such as Cadence, Systematic, and LSV.

Driving this process is our investment review team, a team of CFA analysts, whose sole mission is to select and oversee our subadvisors. While the investment review team never does the portfolio managers job, which of course is to select the optimal blend of securities for their investment mandate, our team provides a highly objective oversight of all of the Wells Fargo Funds. This team builds in a terrific check & balance into the investment process.

With over 70 portfolios in a wide variety of styles and asset classes, outside observers would best describe the Wells Fargo Funds a few years ago as domestic equity with a slight growth bias. However, with our mergers completed on Montgomery, we have added significant capabilities in fixed income and emerging markets. With the adoption of Cooke & Bieler, we will greatly expand our depth of investment expertise into the value side--thereby allowing substantial additional choice for our shareholders.

What is being proposed?

So, the proposal, which is subject to approval by shareholders, is for the Cooke & Bieler funds to reorganize into corresponding Wells Fargo Funds and become part of the diverse line-up of funds offered by Wells Fargo. Technically, Cooke & Beiler would become the subadvisor to the funds under a new subadvisory agreement with Wells Fargo Funds Management, and will continue to do what they do best, which is manage portfolios of value oriented stocks. It is important to note that C&B will remain an independently owned investment advisory firm.

Wells Fargo Funds Management would take on the responsibilty of managing the funds, and be responsible for all of the regulatory issues, such as creating prospectuses and annual reports, and provide any additional sales, marketing, legal, or compliance work associated with creating and managing the funds.

Many of you have been working with Turner sales professionals over the past few years. Upon the close of the reorganization, you will be working with a Wells Fargo Fund sales professional. I can tell you that having worked with Turner over the past few months, they have proven to be outstanding sales professionals, and I look forward to replicating that same level of service with the Wells Fargo Funds team.

At this time, both the Wells Fargo and C&B mutual fund Board of Trustees have approved the reorganization. Proxy statements have been mailed to shareholders, and proxies are currently being received and tabulated. The shareholder meeting is scheduled for July 9/th/, and if the shareholders ultimately vote in favor of the reorganization, we plan on the C&B funds joining the Wells Fargo Family on or about July 23/rd/.

As many of you know, Cooke & Bieler is a no-load, single share class company. On the effective date of the reorganization, these original shares will convert to Class D shares and pick up the Wells Fargo moniker. The contractual expense ratio pricing on the D shares is intended to drop after merger, five basis points on the two large value funds and 15 basis points on the mid value fund. It shouldn't be too difficult to find the fund in various listings, such as with Morningstar. The cusips will change, but the fund tickers will not.

Concurrent to launching the D shares, we will also launch A, B, C and institutionally oriented share classes. Needless to say, we are seeking to provide additional pricing and purchase minimum choices for our wide array of clients.

Cooke & Bieler Team

Now that we've talked about what is happening, I'd like to turn the call over to Jim Norris, one of the C&B portfolio managers. Jim will address several topics for us including

     . First, a refresher on the portfolio investment mandate, and the process that C&B uses to achieve that mandate.
     . Second, a mid year update on the funds, and how the portfolios are positioned in what most believe to be a rising interest rate environment
     . Finally, and importantly, what the adoption means to Cooke & Bieler from a day to day perspective, and how might their money management process changes as a result of their association with Wells Fargo Funds

Wells Fargo Experience with Integrations & Mergers

Before we sign off, I wanted to convey to you our past experience in integrating fund companies. In short, we've done this before. We have integrated the original Stagecoach funds with the Norwest Advantage Funds in 1999, which created the Wells Fargo Funds. Since then, we have integrated the Brenton and Achievement Funds that resulted from wider bank mergers. Later, Wells Fargo Funds completed mergers with the SIFE Fund, which created our Wells Fargo SIFE Specialized Financial Services Fund, and then with the Montgomery Funds last June.

Just looking at the Montgomery Funds, their portfolio managers have taken senior roles within the Wells Fargo organization. For example, Bill Stevens has become the Chief Fixed Income officer at Wells Capital Management. His funds performed well prior to the merger, and with the increased resources provided by Wells Fargo, have continued to do well.

Bill's short term government bond fund, Class I version, is ranked in the top 9% of its category on a year to date basis. His Total Return bond fund, Class I version, is ranked in the top 23% of its category, the Intermediary Investment grade debt category. Both are Lipper categories.

Given the focus on growing not only organically, but also through acquisition or adoption, we have a team that is run by a gentleman by the name of John Skidmore. John's entire job is ensuring the smooth onboarding of funds and fund companies, and runs a large virtual team. This team meets on a weekly basis to ensure all of the myriad of details, whether it be tax, legal, operational, or any other issues. Our senior management teams hear from this team regularly, and hold the team in high regard.

Conclusion

Before we sign off, I wanted to mention some additional resources for understanding the nuances of the reorganization. First, both Cooke & Bieler and Wells Fargo Funds have websites. The Wells Fargo Website is wellsfargofunds.com, and we recently redesigned and upgraded. The C&B website is www.cooke-Bieler.com.

If you prefer to speak to an individual by telephone, you can call the following people: For Operational Topics, please contact Jon Blake at 415-396-8185

For Sales or Marketing topics, please contact Joe Tanious on our Institutional Desk. That number is 800-877-9275. Or, you can contact me, Joe Sinha, at 415-222-4784.

We appreciate you listening in to the call today, and we look forward to contacting you within the next several weeks to schedule another conference call, on a post merger basis.

Have a great day and Good Bye!